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                                  July 9, 1997

PRIVATE AND CONFIDENTIAL

Katz Media Group, Inc.
125 West 55th Street
New York, NY  10018-5366

Attention:  Thomas F. Olson
              President & CEO

Gentlemen:

         This letter agreement (the "Agreement"), dated hereof confirms our understanding that Katz Media Group, Inc. (the "Company") has engaged Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its exclusive financial advisor, commencing upon your acceptance of this Agreement, with respect to (i) the sale, merger, consolidation, or any other business combination, in one or a series of transactions, involving all or a substantial amount of the business, securities or assets of the Company, and (ii) the Company's acquisition of a company known to us as "Project D" ("Target") (each, a "Transaction").

         As discussed, we propose to undertake certain services on your behalf including to the extent requested by you: (i) assisting you in preparing a package of information describing the Company, its operations, its historical performance and its future prospects; (ii) identifying and contacting selected qualified acquirors acceptable to you; (iii) arranging for potential acquirors to conduct business investigations; and (iv) negotiating the financial aspects of any proposed Transaction under your guidance.

         As compensation for the services to be provided by DLJ hereunder, the Company agrees (i) to pay to DLJ if a Transaction is consummated, additional cash compensation as set forth below (the "Transaction Fee" and the "Target Advisory Fee"), and (ii) upon request by DLJ from time to time, to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement hereunder, whether or not a Transaction is consummated. As DLJ will be acting on your behalf, the Company agrees to the indemnification and other obligations set forth in Schedule I attached hereto, which Schedule is an integral part hereof.

         The additional cash compensation referred to in clause (i) above shall be in the following amounts: (a) a Transaction Fee of one percent (1.0%) of the total transaction value with respect to any Transaction excluding a Transaction involving the Target and (b) a Target Advisory Fee of $1,500,000 with respect to any Transaction involving the Target. In addition to cash or other forms of payment received for all of the Company's outstanding common stock, the total transaction value shall include the value of any shares issuable upon exercise of options, warrants or other rights of
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Katz Media Group, Inc.July 9, 1997
Page 2

conversion as outstanding plus the amount of any debt assumed, acquired, remaining outstanding, retired or defeased or preferred stock redeemed or remaining outstanding in connection with the Transaction, including, in the case of a sale or other disposition by the Company of assets, the net value of any assets not sold by the Company. The Transaction Fee or the Target Advisory Fee shall be payable in cash promptly upon consummation of a Transaction, as applicable. For purposes of this Agreement, a Transaction shall be deemed to have been consummated upon the earliest of any of the following events to occur: (i) in the case of a Transaction excluding any Transaction involving Target (a) the acquisition of at least 40% of the outstanding common stock of the Company calculated on a fully-diluted basis; (b) a merger or consolidation of the Company or any of its subsidiaries with another person; (c) the acquisition by another person of assets of the Company representing at least 40% of the Company's book value; or (d) in the case of any other Transaction, the consummation thereof and (ii) in the case of a Transaction involving Target
(a) the acquisition of at least 40% of the outstanding Common Stock of Target;
(b) the merger or consolidation of the Company or any of its subsidiaries with Target; (c) the acquisition by the Company of assets representing at least 40% of Target's book value; or (d) in the case of any other Transaction, the consummation thereof.

         The value per share of common stock of the Company, for purpose of calculating our additional compensation, shall be (i) in the event the consideration for such common stock is in the form of cash and/or securities with an existing public trading market, such value shall be determined by the amount of cash to be paid per share of common stock being acquired and/or the last sales price for such securities on the last trading day thereof prior to the consummation of the Transaction, or otherwise, (ii) the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the consummation of the Transaction.

         The Company shall make available to DLJ all financial and other information concerning its business and operations which DLJ reasonably requests as well as any other information relating to any Transaction prepared by the Company or any of its other advisors. In performing its services hereunder DLJ shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the Company or its advisors and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of assets. To the extent consistent with legal requirements, all information given to DLJ by the Company, unless publicly available or otherwise available to DLJ without restriction or breach of any confidentiality agreement, will be held by DLJ in confidence and will not be disclosed to anyone other than DLJ's agents and advisors without the Company's prior approval or used for any purpose other than those referred to in this Agreement.

         Any advice, written or oral, provided by DLJ pursuant to this Agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company in connection with its consideration of the Transaction and will not be reproduced, summarized, described or referred to, or furnished to any other party or used for any other purpose, except in each case with our prior written consent.

         This Agreement may be terminated by either the Company or DLJ upon receipt of written notice to that effect by the other party. Upon any termination of this Agreement, DLJ will be entitled to prompt payment of all fees accrued prior to such termination and reimbursement of all
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Katz Media Group, Inc.July 9, 1997
Page 3


out-of-pocket expenses as described above. The indemnity and other provisions contained in Schedule I will also remain operative and in full force and effect regardless of any termination or expiration of this Agreement.

         In addition, if at any time prior to 12 months after the termination of this Agreement a Transaction is consummated, or if at any time prior to 18 months after the termination of this Agreement a Transaction is consummated with any party contacted regarding a Transaction during the period of our engagement, DLJ will be entitled to payment in full of the Transaction Fee or the Target Advisory Fee, whichever the case may be. Promptly following any termination of this Agreement, DLJ will provide the Company with written notice of the parties contacted by DLJ regarding a Transaction during the period of our engagement.

         It is understood that if the Company completes a transaction in lieu of any Transaction for which DLJ is entitled to compensation pursuant to this Agreement (including, but not limited to, a recapitalization or a partial or complete liquidation), DLJ and the Company will in good faith mutually agree upon acceptable compensation for DLJ taking into account, among other things, the results obtained and the custom and practice of investment bankers acting in similar transactions; provided that, in all cases such compensation shall not be less that $1,000,000.

         Please note that DLJ is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or on the accounts of customers, in debt or equity securities of the Company or other entities that may be involved in the Transaction. We recognize our responsibility for compliance with Federal laws in connection with any such activities.

         The Company acknowledges and agrees that DLJ has been retained solely to provide the advice or services set forth in this Agreement. DLJ shall act as an independent contractor, and any duties of DLJ arising out of its engagement hereunder shall be owed solely to the Company.

         This Agreement shall be binding upon and inure to the benefit of the Company, DLJ, each Indemnified Person (as defined in Schedule I hereto) and their respective successors and assigns.

         This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

         If any term, provision, covenant or restriction contained in this Agreement, including Schedule I, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
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Katz Media Group, Inc.July 9, 1997
Page 4



         After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this letter attached hereto, whereupon it shall be our binding Agreement.
                                       Very truly yours,

                                       DONALDSON, LUFKIN & JENRETTE
                                         SECURITIES CORPORATION


                                       By: /s/ LOUIS P. FRIEDMAN
                                          ------------------------------------
                                           Louis P. Friedman
                                           Managing Director
Accepted and agreed to
this 9th day of July, 1997

KATZ MEDIA GROUP, INC.
By: /s/ THOMAS F. OLSON
   ------------------------------------
    Thomas F. Olson
    President & Chief Executive Officer
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                                   SCHEDULE I

         This Schedule I is a part of and is incorporated into that certain letter agreement (together, the "Agreement"), dated July 9, 1997 by and between Katz Media Group, Inc. (the "Company") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ").

         The Company agrees to indemnify and hold harmless DLJ and its affiliates, and the respective directors, officers, agents and employees of DLJ and its affiliates (which for purposes of this Schedule I shall not include the Company) (DLJ and each such entity or person, an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively "Liabilities"), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration and whether or not any Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided that, the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above. The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under this Agreement (including, without limitation, its rights under this Schedule I).

         Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company shall, if requested by DLJ, assume the defense of any such Action including the employment of counsel reasonably satisfactory to DLJ. Any Indemnified Person shall have the right to employ separate counsel in any such Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent. In addition, the Company will not, without prior written consent of DLJ, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action.





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         In the event that the foregoing indemnity is unavailable to an
Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company and its shareholders, on the one hand, and to DLJ, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and DLJ, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by DLJ pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Company and its shareholders, on the one hand, and to DLJ, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company's shareholders, as the case may be, in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to
(b) the fees paid to DLJ under this Agreement.

         The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person's gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

         The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement.